Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement No. 333-116163 on Form S-8 of Timberland Bancorp Employee Stock Ownership & 401(k) Plan of our report dated March 22, 2017 appearing in this Annual Report on Form 11-K of Timberland Bancorp Employee Stock Ownership & 401(k) Plan for the year ended September 30, 2017.

/s/ PMB Helin Donovan, LLP

Austin, Texas
March 15, 2018